Exhibit 8.1

601 Lexington Avenue New York, NY 10022 United States +1 212 446 4800 www.kirkland.com	Facsimile: +1 212 446 4900

May 31, 2024

EQT Corporation 625 Liberty Avenue Suite 1700 Pittsburgh, PA 15222 USA

Ladies and Gentlemen:

We have acted as counsel to EQT Corporation, a Pennsylvania corporation (“EQT”), in connection with that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 10, 2024, by and among EQT, Humpty Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of EQT (“Merger Sub”), Humpty Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of EQT (“LLC Sub”), and Equitrans Midstream Corporation, a Pennsylvania corporation (“Equitrans”). All capitalized terms used but not otherwise defined herein have the meaning ascribed to them in the Merger Agreement.

At your request, and in connection with the Registration Statement on Form S-4, as initially filed by EQT with the Securities and Exchange Commission on May 17, 2024 (File No. 333-279498), as amended and supplemented through the date hereof (the “Registration Statement”), which includes the joint proxy statement/prospectus forming a part thereof, we are rendering our opinion regarding certain U.S. federal income tax matters.

In connection with this opinion, and with your consent, we have reviewed and relied upon the accuracy and completeness, without independent investigation or verification, of the following: (i) the Merger Agreement and the documents referenced therein; (ii) the Registration Statement, including the Proxy Statement/Prospectus; (iii) the statements and representations made by or on behalf of EQT, Equitrans, Merger Sub, and LLC Sub, in the officer’s certificates of EQT and Equitrans (the “Officer’s Certificates”), dated as of the date hereof and delivered to us for purposes of this opinion; and (iv) such other documents, information, and materials as we have deemed necessary or appropriate.

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EQT Corporation
May 31, 2024

In rendering this opinion, we have assumed, with your permission, that: (1) all parties to the Merger Agreement, and any other documents reviewed by us, have acted and will act in accordance with the terms of the Merger Agreement and such other documents; (2) the Mergers and the other transactions described in the Merger Agreement will be consummated pursuant to and in accordance with the terms and conditions set forth in the Merger Agreement and the documents referenced therein, without the waiver or modification of any such terms and conditions, and as described in the Registration Statement; (3) all facts, information, statements, covenants, representations, warranties, and agreements made by or on behalf of EQT, Equitrans or any other Person in the Merger Agreement and the documents referenced therein, the Registration Statement and the Officer’s Certificates are and, at all times up to the Closing, will continue to be, true, complete, and correct; (4) all facts, information, statements, covenants, representations, warranties, and agreements made by or on behalf of EQT, Equitrans or any other Person in the Merger Agreement and the documents referenced therein, and the Registration Statement that are qualified by the knowledge, intention, expectation, and/or belief of any person or entity are, and at all times up to the Closing will continue to be, true, complete, and correct as though not so qualified; (5) as to all matters as to which any Person represents that it is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement, there is in fact no plan, intention, understanding, or agreement and, at all times up to the Closing, there will be no plan, intention, understanding, or agreement; and (6) EQT, Equitrans and all other relevant Persons will report the Mergers for all U.S. federal income tax reporting purposes in a manner consistent with this opinion. We also have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories. Moreover, we have assumed that all facts, information, statements, and representations contained in the documents we have reviewed were true, complete, and correct at the time made and will continue to be true, complete, and correct at all times up to the Closing, and that all such facts, information, statements, and representations can be established to the Internal Revenue Service or courts, if necessary, by clear and convincing evidence. If any of the assumptions described above are untrue for any reason, or if the Mergers are consummated other than in accordance with the terms and conditions set forth in the Merger Agreement and the documents referenced therein, our opinion as expressed below may be adversely affected.

Our opinion is based on the Code, the Treasury Regulations, case law, and published rulings and other pronouncements of the Internal Revenue Service, as in effect on the date hereof. No assurances can be given that such authorities will not be amended or otherwise changed at any time, possibly with retroactive effect. We assume no obligation to advise you of any such subsequent changes, or to update or supplement this opinion to reflect any change in facts, circumstances or law after the date hereof. Any change in the applicable law or regulations, or any new administrative or judicial interpretation of the applicable law or regulations, may affect the continuing validity of our opinion.

EQT Corporation
May 31, 2024

Based upon and subject to the foregoing and the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement, we are of the opinion that the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Our opinion relates solely to the specific matters set forth above, and no opinion is expressed, or should be inferred, as to any other U.S. federal, state, local, or non-U.S. income, estate, gift, transfer, sales, use, or other tax consequences that may result from the Merger. Our opinion is limited to legal rather than factual matters and has no official status or binding effect of any kind. Accordingly, we cannot assure you that the Internal Revenue Service or a court will agree with our opinion.

The opinion expressed herein is being furnished in connection with the filing of the Registration Statement and may not be used or relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 8.1 to the Registration Statement and to the references to this opinion in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Kirkland & Ellis LLP